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Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF BE AEROSPACE, INC.

        BE Aerospace, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: That on June 1, 2001 the Board of Directors of the Corporation adopted by unanimous written consent the following resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

RESOLVED:	That a proposal to amend this Corporation's Restated Certificate of Incorporation to increase the number of shares of Common Stock, $0.01 par value per share, that this Corporation shall have authority to issue from 50,000,000 to 100,000,000 be, and the same is, hereby approved; that the Restated Certificate of Incorporation of this Corporation be amended by changing the first sentence of Article 4 thereof so that, as amended, said sentence of said Article reads as follows:

"The total number of shares of all classes of capital stock that this Corporation shall have authority to issue is 101,000,000, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share."
and that such proposal be submitted as Proposal No. 5 ("Proposal No. 5") to this Corporation's stockholders for their consideration and approval at the 2001 Annual Meeting of this Corporation.
RESOLVED:
That, upon approval by the stockholders of this Corporation of Proposal No. 5 at the 2001 Annual Meeting of this Corporation, the officers of this Corporation at the time in office be, and they are, and each of them acting singly is, hereby authorized and empowered, in the name and on behalf of this Corporation, to take any and all action and to execute and deliver any and all documents, agreements, instruments or certificates, including, without limitation, (i) executing, acknowledging and filing with the Delaware Secretary of State a certificate setting forth the amendment embodying said Proposal No. 5 (the "Amendment") and certifying that said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law, and (ii) executing, acknowledging and filing with such other authorities in such other jurisdictions in which this Corporation is qualified to do business such papers as may be required by the rules or such jurisdiction in connection with said Amendment, and to do or cause to be done any and all such other acts and things as may be shown by his, her or their judgment necessary, desirable or appropriate in order to give effect to and carry out the intent of this vote, the execution and delivery of any such documents, instrument or certificate, the taking of any such action, and the doing of any such thing to be conclusive evidence of the authority of the officer or officers so acting in the premises and to be conclusive evidence that the same has been approved by the Board of Directors.

        SECOND: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on August 14, 2001, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, BE Aerospace, Inc. has caused this certificate to be signed by Jeffrey P. Holtzman, its Vice President, this 5th day of February, 2004.

BE AEROSPACE, INC.
By:	/s/ JEFFREY P. HOLTZMAN Jeffrey P. Holtzman Vice President-Finance and Treasurer

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CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF BE AEROSPACE, INC.